CONSENT OF INDEPENDENT ACCOUNTANTS


                               ----------------


We consent to the incorporation by reference in the Prospectus Supplement (to Prospectus dated June 14, 1996) of Bank One, Columbus, N.A., relating to the Revolving Home Equity Loan Asset-backed Certificates, Series 1996-A of Banc One Home Equity Loan Trust 1996-A of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security
Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".


/s/  Coopers & Lybrand

New York, New York
June 17, 1996